Exhibit 1.2

SETTLEMENT AGREEMENT

This Settlement Agreement (this “Agreement”) is made and entered into effective as of June 20, 2024, by and among Insight Acquisition Corp (the “Company”) and Odeon Capital Group LLC (“Odeon”). Each of the Company and Odeon are sometimes referred to as a “Party” and collectively as the “Parties”.

R E C I T A L S

A. The Company and Odeon previously entered into that certain letter agreement dated September 1, 2021 to provide the Company underwriting and capital markets services, and would be compensated for providing those services (“Underwriting Agreement”). The Parties subsequently entered into a fee reduction agreement dated March 28, 2023, amending the Underwriting Agreement, pursuant to which Odeon agreed to irrevocably forfeit a portion of the underwriting fee (“Fee Reduction Agreement”).

B. The Parties now desire to compromise and settle all amounts which may be due to Odeon by the Company under the Fee Reduction Agreement on the terms and conditions stated herein.

NOW, THEREFORE, FOR AND IN CONSIDERATION of the foregoing recitals, the promises, covenants, and conditions contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which consideration is hereby acknowledged, the Parties hereby agree, covenant and represent as follows:

1. Share Issuance. At the closing of the Company’s business combination with Alpha Modus, Corp., the Company shall issue Odeon 90,000 shares of the Company’s Class A common stock (the “Shares”) in consideration of the services performed by Odeon in connection with underwriting services performed, and in full satisfaction of all payment obligations under the Fee Reduction Agreement. The issuance of the Shares shall be duly authorized and such Shares shall be issued free of all liens and encumbrances and duly evidenced in the stock ledgers of the Company. Upon Odeon’s receipt of the Shares, notwithstanding anything to the contrary in the Fee Reduction Agreement, the Fee Reduction Agreement shall terminate immediately, except for Sections 10.1, 10.3, 10.5, 10.6, 10.7, 10.8, 10.9 and 10.10 of the Underwriting Agreement (Surviving Sections”). Other than the Surviving Sections, the provisions of the Fee Reduction Agreement shall have no further force and effect, and neither the Company nor Odeon shall be bound or subject to any of the undertakings, promises, or other obligations of the Fee Reduction Agreement.

2. Release. Effective upon the receipt by Odeon of the Shares, with the exception of any claims arising from or related to the Surviving Provisions, and except for its express contractual rights and benefits created in this Agreement, Odeon, individually and on behalf of its predecessors-in-interest, successors-in-interest, heirs, assigns, affiliates, partners, agents and legal representatives (collectively, the “Odeon Parties”), hereby fully releases, acquits, remises and forever discharges the Company and each of its heirs, legal representatives, successors, agents, assigns, officers, directors, stockholders, attorneys, insurance carriers, employees, affiliates, affiliated entities, and partners, whether current or former (collectively, the “Company Parties”), from any and all claims, demands, suits, debts, dues, contracts, accounts, agreements, promises, damages, losses, expenses, interest, attorney’s fees and causes of action of whatever kind or nature, including all unknown, unforeseen, unanticipated and unsuspected claims or causes of action and the consequences thereof, as well as those now disclosed and known to exist, whether asserted or not asserted, arising under the Underwriting Agreement and Fee Reduction Agreement.

Settlement Agreement

3. Full Release by Odeon; Owner of Released Claims; No Release of Breach. It is understood and agreed that this is a full and final release made to fully and finally compromise any and all claims of every nature and kind whatsoever which have been or could have been brought by the Odeon Parties under the Underwriting Agreement and Fee Reduction Agreement. Odeon warrants and represents that the Odeon Parties are the owners of all the claims, interests and/or causes of action that are the subject matter of this Agreement, all of which are released herein, and that they have not assigned, transferred, sold or encumbered any claims, interests and/or causes of action to be released by this Agreement to any third party. This Agreement shall not limit Odeon from filing an action for the purpose of enforcing its rights under this Agreement. Odeon specifically reserves and does not release any claims arising from the performance, enforcement or breach of this Agreement.

4. Full Release by the Company; Owner of Released Claims; No Release of Breach. It is understood and agreed that this is a full and final release made to fully and finally compromise any and all claims of every nature and kind whatsoever which have been or could have been brought by the Odeon Parties under the Underwriting Agreement and Fee Reduction Agreement. Company warrants and represents that the Odeon Parties are the owners of all the claims, interests and/or causes of action that are the subject matter of this Agreement, all of which are released herein, and that they have not assigned, transferred, sold or encumbered any claims, interests and/or causes of action to be released by this Agreement to any third party. This Agreement shall not limit Company from filing an action for the purpose of enforcing its rights under this Agreement. Company specifically reserves and does not release any claims arising from the performance, enforcement or breach of this Agreement.

5. Representations and Warranties. Each of the persons whose signature appears on the signature pages to this Agreement hereby warrant and represent that he has the authority to enter into and execute this Agreement to be fully binding on behalf of the Party for whom that signatory acts. Each Party further represents, warrants and agrees as follows:

(a) such Party has received independent legal advice from his or its respective attorneys with respect to his or its rights and asserted rights arising out of the matters in controversy and with respect to the advisability of executing this Agreement;

(b) such Party has made such investigation of all matters pertaining to this Agreement as he or it deems necessary, and except as provided herein does not rely on any other statement, promise or representation by any other Party hereto with respect to such matter;

(c) such Party has read and fully understand this Agreement and he or it is voluntarily entering into this Agreement of his or its own free will; and

(d) such Party has full power and authority to execute, deliver and perform this Agreement, and the execution, delivery and performance of this Agreement and any related documents have been duly and validly authorized by all necessary actions.

6. Integration. The Parties acknowledge that this Agreement sets forth the entire agreement and understanding between the Parties with respect to the subject matter hereof and merges and supersedes all prior discussions, representations, agreements, contracts, memoranda and understandings with respect to the subject matter. The Parties acknowledge that any and all agreements between them are hereby cancelled and the Parties shall have no further obligations to the other. There are no other agreements, written or oral, expressed or implied, between the Parties, nor any promise or inducement, except as set forth in this Agreement.

Settlement Agreement

7. Severability. If any court of competent jurisdiction concludes that any part, term or provision of this Agreement is illegal, unenforceable or in conflict with any state, federal or any other applicable law, it is the Parties’ intentions that balance of the Agreement be valid, enforceable and shall be affected thereby.

8. Document Preparation. This Agreement shall not be construed against the Party preparing it, and shall be construed as if all Parties jointly prepared this Agreement, and this Agreement shall be deemed the Parties’ joint work product. Any uncertainty or ambiguity shall not be interpreted or construed against any one Party. As a result of the foregoing, any rule of construction that a document is to be construed against the drafter shall not apply.

9. Notices. Any and all notices required under this Agreement shall be deemed delivered on the date of delivery (as evidenced by written receipt) by nationally recognized courier to each of the Parties at the addresses set forth below:

i.	If to Odeon:

750 Lexington Ave, New York, NY 10022

ii.	If to the Company:

333 E91 Street New York, NY 10128

11. Governing Law. This Agreement shall be construed, enforced and administered in accordance with the laws of the State of New York. With respect to any suit, action, claim or proceedings relating to this Agreement (“Proceeding”), each of the Parties irrevocably: (a) submits to the exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City; (b) waives (i) any objection which it may have at any time to the laying of venue of any Proceeding brought in any such court, (ii) any claim that such Proceeding has been brought in an inconvenient forum, and (iii) the right to object (with respect to such Proceeding) that such court does not have any jurisdiction over it. Nothing in this Agreement precludes a Party from bringing a Proceeding in any other jurisdiction in order to enforce any judgment obtained in any Proceeding referred to in this paragraph. Each Party (on its own behalf and, to the extent permitted by applicable law, on behalf of its shareholders or members) hereby irrevocably waives any right to trial by jury with respect to any Proceeding arising out of or relating to this Agreement.

12. Counterparts and Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall be deemed equally authentic. This Agreement will be deemed effective when one or more counterparts have been signed by all Parties. Facsimile signatures shall be deemed originals and shall be given the same force and effect.

13. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties, and their respective successors, heirs, personal representatives and assigns, including without limitation the Odeon Parties and the Company.

14. Waiver. Any failure of any Party to comply with any obligation, covenant, agreement, or condition herein may be waived by the Party entitled to the performance of such obligation, covenant, or agreement or who has the benefit of such condition, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Settlement Agreement

15. Further Assurances. Each of the Parties agrees to take all actions and execute and deliver all documents as may be reasonably necessary to effectuate the purposes of this Agreement.

16. Incorporation by Reference. The above recitals are incorporated by this reference as if set forth fully herein.

17. Representation of Nonassignment. The Parties represent they have not assigned their interests, either in whole or in part, of any of the rights they are relinquishing or waiving under this Agreement. No Party shall be permitted to assign this Agreement.

18. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified, or supplemented only by a written agreement signed by the Parties.

19. Titles and Captions. All Paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor effect the interpretation of this Agreement.

20. Savings Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

21. Full Understanding. Each Party read, or has had read to it, the contents hereof. Further, all the terms and provisions hereof are contractual and not a mere recital.

22. Authority. The Parties signing this Agreement represent and warrant that they have the authority to do so without any further consent or authorization from any other party, agent, or principal.

Settlement Agreement

IN WITNESS WHEREOF and by their signatures below, each of the Parties agree to be bound by the terms and conditions of this Agreement:

Insight Acquisition Corp

/s/ Michael Singer
Name:	Michael Singer
Title:	Chief Executive Officer

Date:	June 20, 2024

Odeon Capital Group LLC

/s/ Mark D. Knoll
Name:	Mark D. Knoll
Title:	General Counsel

Date:	6/20/2024

Settlement Agreement